UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K


        Current Report Pursuant to Section 13 or 15(d) of
                   The Securities Act of 1934


                  Date of Report: May 25, 2000


                      WESTVACO CORPORATION
     (Exact name of registrant as specified in its charter)



    DELAWARE                   1-3013             13-1466285
  (State or other           (Commission        (I.R.S. Employer
 jurisdiction             File Number)      Identification No.)
                        of incorporation)



       299 PARK AVENUE, NEW YORK, NEW YORK           10171
    (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code
                         (212) 688-5000







Item 5.   Other Events.

          See Exhibit 99 to this Form 8-K


Item 7.   Financial Statements, Pro Forma Financial
          Information and Exhibits.

          (c)  Exhibits.

               Exhibit 99. Westvaco Corporation Press Release
                 issued May 25, 2000



                    SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    WESTVACO CORPORATION

                    By   ______________________
                         John J. Carrara
                         Assistant General Counsel and Assistant
                           Secretary
                         May 25, 2000




                          EXHIBIT INDEX

                                                                     Page No.

Exhibit 99 - Westvaco Corporation Press Release issued May 25, 2000




                          Exhibit 99

Media Contact:              William P. Fuller III,(212)-318-5250
Investor Relations Contact: Roger A. Holmes       (212)-318-5288

FOR IMMEDIATE RELEASE:

 WESTVACO REPORTS SHARPLY HIGHER SECOND QUARTER 2000 EARNINGS

  Strategic actions and stronger markets bolster performance

NEW YORK, NY, May 25, 2000 -Westvaco Corporation (NYSE: W) today announced second quarter earnings of $61.4 million, or 61 cents per share, for the period ended April 30, a 125 percent increase compared to earnings of $27.3 million, or 27 cents per share, in the second quarter of fiscal 1999. Earnings for the quarter include a gain of 7 cents per share due to an asset sale and a charge of 9 cents per share due to early redemption of higher coupon debt.

"Our second quarter earnings reflect strong performance across all of our businesses," said John A. Luke, Jr., Chairman and CEO. "Initiatives that resulted from our 1999 strategic review continued to have a meaningful impact on our financial results. In addition, our cash flow is stronger due to higher earnings and the effects of our lower level of capital spending."

Second quarter operating earnings by Westvaco's packaging business totaled $87 million, up from $51 million in the second quarter of 1999, due to higher shipment volume, product mix improvement and excellent performance by the company's recently acquired bleached paperboard mill in Evadale, TX. In addition, consumer packaging operations, including the recently acquired Mebane Packaging Group, contributed to the packaging segment's strong showing.

Operating earnings for the paper segment totaled $35 million compared to $6 million in the second quarter of 1999. This sharp improvement occurred as market demand strengthened and new coated paper product introductions led to higher market share. Lower costs also contributed to the enhanced performance by the company's printing papers business.

Second quarter operating earnings in the company's specialty chemicals business increased to $18 million from $14 million as stronger markets overseas and the continued strength of U.S. markets lifted product demand. Demand was particularly strong for Westvaco's activated carbon products used in automotive emission controls and tall oil based ingredients for ink resins, coatings and other products.

"As we report our earnings for the second quarter and first half of fiscal 2000, I am pleased that our strong performance reflects not only healthy markets for our products, but also important contributions from actions we have taken following our 1999 strategic review," said Mr. Luke.

Late in 1999, Westvaco announced the results of a comprehensive strategic review and said the company would build its global packaging presence and continue to strengthen its position in high-value global chemical markets. In the first quarter of 2000, the company completed two significant packaging acquisitions, a bleached board mill in Evadale, TX, and Mebane Packaging Group. Mebane is a leading provider of high-value packaging to the U.S. pharmaceutical, health care and personal care markets.

In April, Westvaco initiated another important step in building the company's global packaging platform by signing a definitive agreement to acquire IMPAC Group, Inc. IMPAC is a leading global supplier of high-value specialty packaging and printing solutions for a wide variety of consumer products markets including entertainment, cosmetics and health and beauty aids.

"We are excited about the opportunities IMPAC brings to us," said Mr. Luke. "IMPAC has leading market positions with premier global consumer product companies, and its leadership team has demonstrated the ability to be responsive in developing packaging innovations for leading consumer product companies. IMPAC will enhance our ability to provide complete packaging solutions to customers around the world by expanding our capability beyond paper-based products to include plastic packaging, and its strong presence in Europe extends our global reach."

During the second quarter, Westvaco also expanded its specialty chemicals business with the acquisition of asphalt emulsifier licenses and technology from Raschig GmbH, a German subsidiary of an American firm. The acquisition strengthens Westvaco's leadership position in global asphalt emulsion markets, providing a stronger platform for innovations designed to capitalize on increasing spending on highway maintenance around the world.

Another strategic objective for Westvaco is to extract more value from its forestland ownership while continuing to assure long-term, low-cost fiber supplies for the company's paper mills. The company recently determined that it could meet its fiber supply needs while reducing its U.S. land base of 1.3 million acres by about 200,000 acres through the sale of non-strategic parcels over the next two to three years. Westvaco is assessing the potential for novel ownership structures for its other forestland that will enable the company to meet its fiber supply needs while extracting additional value from the land.

Revenues for the second quarter of fiscal 2000 totaled $904.7 million, 33 percent more than during the same period a year earlier. Revenues for the first six months of 2000 totaled $1.7 billion, a 28 percent increase compared to the first half of 1999. Earnings for the first six months of fiscal 2000 totaled $111.6 million, or $1.11 per share, up 112 percent from $52.5 million, or 52 cents per share, earned during the first half of fiscal 1999.

Westvaco Corporation (www.westvaco.com), headquartered in New York, NY, is a major producer of packaging, paper and specialty chemicals. The company serves customers in more than 70 countries and its assets include operations in the United States, South America, Asia and Europe.

                  (Please see attached tables)
Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed in or implied by the forward-looking statements include, but are not limited to, competitive pricing for the company's products; changes in raw materials, energy and other costs; technological developments; fluctuations in demand and changes in production capacities; changes in economic growth in the U.S. and international economies, especially in Asia and Brazil; government policies and regulations, including but not limited to those affecting the environment and the tobacco industry; and currency movements.


CONSOLIDATED STATEMENT OF INCOME

   [Unaudited] In thousands, except per share

                                Second quarter             Six months
                                ended April 30           ended April 30
                                  2000     1999          2000        1999
Sales                         $904,658 $679,481    $1,704,251  $1,330,196
Other income (expense)          14,854    4,611        27,213      13,316
                               919,512  684,092     1,731,464   1,343,512
Cost of products sold          617,434  485,836     1,171,677     950,196
Selling, research and
 administrative expenses        66,402   56,232       127,184     111,238
Depreciation and amortization   78,907   68,786       150,809     138,117
Interest expense                45,401   30,843        90,701      61,444
                               808,144  641,697     1,540,371   1,260,995
Income before taxes            111,368   42,395       191,093      82,517
Income taxes                    41,200   15,100        70,700      30,000
Net income before
  extraordinary charge          70,168   27,295       120,393      52,517
Extraordinary charge -
  extinguishment of
  debt, net of taxes            (8,803)        -        (8,803)         -
Net income                   $  61,365  $ 27,295   $   111,590  $  52,517
Net income per share:
Basic:
Income before
  extraordinary item         $     .70  $    .27   $      1.20  $     .52
Extraordinary item                (.09)        -          (.09)         -
Net income                   $     .61  $    .27   $      1.11  $     .52
Net income per share:
Diluted:
Income before
  extraordinary item         $     .70  $    .27   $      1.20  $     .52
Extraordinary item                (.09)        -          (.09)         -
Net income                   $     .61  $    .27   $      1.11  $     .52

Shares used to compute net income per share:
Basic                          100,607   100,111        100,501    100,188
Diluted                        100,978   100,145        100,963    100,308


Consolidated balance sheet
   [Unaudited] In thousands                                 At April 30
                                                         2000          1999
ASSETS
Cash and marketable securities                    $   124,645  $     91,405
Receivables                                           352,552       277,971
Inventories                                           296,701       283,746
Prepaid expenses                                       69,704        65,611
  Current assets                                      843,602       718,733
Plant and timberlands - net                         4,121,163     3,724,542
Other assets                                          826,653       529,405
                                                   $5,791,418    $4,972,680
Liabilities and shareholders' equity
Current liabilities                               $   446,675   $   484,917
Long-term obligations                               2,238,841     1,515,121
Deferred income taxes                                 848,354       792,794
Shareholders' equity                                2,257,548     2,179,848
                                                   $5,791,410    $4,972,680

Westvaco Corporation and consolidated subsidiary companies


CONSOLIDATED STATEMENT OF CASH FLOWS
   [Unaudited] In thousands                              Six months
                                                       ended April 30
                                                     2000          1999
Cash flows from operating activities:
  Net income                                  $   111,590   $    52,517
  Reconciliation to operating cash flows:
    Provision for depreciation and amortization   150,809       138,117
    Provision for deferred income taxes            48,528        26,620
    Loss on extinguishment of debt                  8,803             -
    Pension credit and other employee benefits    (48,726)      (38,921)
    Net changes in assets and liabilities           8,338       (27,723)
    Other, net                                    (15,173)       (2,050)
        Net cash provided by operating activities 264,169       148,560

Cash flows from investing activities:
  Additions to plant and timberlands              (71,986)     (125,470)
  Payments for acquisitions                      (765,060)      (22,659)
  Proceeds from sales of plant and timberlands     25,294        11,635
  Other, net                                       (1,315)         (172)
        Net cash used in investing activities    (813,067)     (136,666)

Cash flows from financing activities:
  Proceeds from issuance of common stock            8,137         5,777
  Proceeds from issuance of debt                1,408,765       498,205
  Dividends paid                                  (44,201)      (44,071)
  Treasury stock purchases                         (1,255)       (9,608)
  Repayment of debt                              (807,150)     (462,621)
        Net cash provided by (used in)
         financing activities                     564,296       (12,318)
Effect of exchange rate changes on cash               455       (13,221)
  Increase (decrease) in cash and
     marketable securities                         15,853       (13,645)
Cash and marketable securities:
  At beginning of period                          108,792       105,050
  At end of period                            $   124,645    $   91,405


Segment information
                             Second quarter        Six months
 [Unaudited]  In millions    ended April 30            ended
                                                     April 30
Sales                        2000      1999        2000      1999
Packaging                  $494.3    $332.1    $  882.0 $   627.8
Rigesa                       42.1      30.3        79.3      69.8
   Packaging total          536.4     362.4       961.3     697.6
Paper                       287.7     241.7       582.5     483.2
Chemical                     84.0      75.0       165.4     148.4
Corporate and other          21.0      19.0        42.1      39.9
   Total                    929.1     698.1     1,751.3   1,369.1
Intersegment eliminations   (24.4)    (18.6)      (47.0)    (38.9)
   Consolidated totals     $904.7    $679.5    $1,704.3  $1,330.2

Operating profit
Packaging                 $  82.6   $  44.5   $   140.4  $   77.0
Rigesa                        4.6(a)    6.9        10.1(a)   10.6
   Packaging total           87.2      51.4       150.5      87.6
Paper                        35.4       5.7        68.4      18.6
Chemical                     18.3      14.0        31.0      25.3
Corporate and other         (29.5)    (28.7)      (58.8)    (49.0)
   Consolidated totals     $111.4   $  42.4   $   191.1  $   82.5

(a) Includes the writedown of certain underutilized assets of $4.7 million.

Westvaco Corporation and consolidated subsidiary companies